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                                                                   Exhibit 10.13


J. Robert Wren, Jr.
Executive Vice President
& General Counsel
E-Mail  bobwren@aol.com

[DATE]

Mr. Option Holder

----------------
Charlotte, NC

Dear Mr. Option Holder:

As you know, at the time of the merger of PCA into a subsidiary of Jupiter Partners II you held certain options to purchase PCA stock under the Amended and Restated PCA International, Inc. 1996 Omnibus Long-Term Compensation Plan. You elected to have certain of your options paid in cash and certain of your options continued, modified to reflect the value of the Jupiter transaction.

This letter will serve as your official document recognizing your ownership of certain options, with the number of options and the exercise price reflected on the schedule attached to this letter. It wll also serve as your notice as to certain amendments to the Amended and Restated PCA International, Inc. 1996 Omnibus Long-Term Compensation Plan which were made by the committee at the time of the Jupiter Transaction.

The modifications to the Plan are as follows:

Dividends and Cash Distributions. In the event the Company pays a dividend or cash distribution to shareholders on the Common Stock, you will be provided the opportunity to either: (i) exercise this Option and receive such distribution, or (ii) receive a reduction in the Option Price to reflect such distribution.

Transferability of Option. You may not sell any part of this Option that is subject to the Repurchase Rights provisions related to termination without cause, resignation and death or disability. The part of this Option which is not subject to the Repurchase Rights provisions may be sold, assigned or transferred by gift to a member of your immediate family or to a charitable institution qualified under IRC 501(c)(3), provided such assignee or transferee shall agree to be bound by the appropriate terms and conditions of this Agreement.

This Option or any part of it may be transferred by Will or the laws of descent and distribution or pursuant to a qualified domestic relations order and, in such event, any transferee shall be bound by the appropriate terms and conditions of this Agreement.

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You may sell or transfer any Option Shares acquired pursuant to the appropriate provisions of the Plan on the earlier of (i) the public listing of the Company's stock, (ii) the date Jupiter owns less than 20% of the Jupiter Shares, (iii) six months prior to thc expiration of the Option, (iv) a tag-along transaction (see below), or (v) an applicable drag-along transaction (see below).

If the Company is public and Jupiter owns more than 20% of the Jupiter Shares, you may only sell via thc Piggyback Registration process or, utilizing the same methodology as in the Piggyback Registration provisions, in proportion to Jupiter sales under Rule 144.

If the Company is public and Jupiter owns less than 20% of the Jupiter Shares, your sales are only subject to normal securities law limitations.

You may sell or transfer Option Shares when electing the Tag-Along provision and must sell when subject to the Jupiter Drag-Along provision.

Change In Control. A Change in Control will occur when (i) Jupiter has received cash proceeds from the sale of 50% or more of the Jupiter Shares, and (ii) the Company is not public following the transaction by which Jupiter sold such Jupiter Shares.

On a Change in Control, all Options will vest and must he exercised prior to or simultaneous with the Change in Control transaction. Upon a Change of Control, unexercised Options are canceled.

Rights in a Public Offering of the Common Stock (Piggyback Registration Rights). In a public offering of the Jupiter Shares, you shall have the right to sell the Option Shares in a proportion equal to one-half the proportion of the number of Jupiter Shares sold by Jupiter until Jupiter has sold 50% of the Jupiter Shares it held prior to such public offering. After Jupiter has sold 50% of the Jupiter Shares, you may sell Option Shares in equal proportion to Jupiter in any registered offering.

Repurchase Rights. The Company, first, for a period of 90 days, and Jupiter, second, for a period of an additional 90 days, shall have the right, but not the obligation, to purchase the Option granted herein under the following circumstances at the prices outlined below;

Event                               Repurchase Right
-----                               ----------------
Death or Disability                 No repurchase right
Termination for Cause               Lower of Cost or Fair Market Value
Termination without Cause           Repurchase Formula
Resignation                         Lower of Cost or Fair Market Value

Cost is $18.50 per share. The Fair Market Value will be determined by the Board of Directors of the Company. If the Option Shares do not have a public market value and you disagree with the Board regarding the Fair Market Value of the Option then you and the Board will select an appraiser to determine the fair market value of the Option (taking into consideration the lack of liquidity and non-control nature of the Option Shares). This appraisal remedy is only available if the value of the Option is in excess of $500,000. It is

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further understood that you will be responsible for the cost of the appraisal unless it is determined that the Board's initial valuation was inadequate.

If the Option Shares have a public market value, the Fair Market Value will be equal to the average of the closing prices of the Common Stock over the thirty day period prior to the Event.

The Company may utilize either cash or, if this is constrained by financing or other arrangements, a subordinated note (interest rate equals prime rate; maturity equals 2 years) as consideration when exercising its Repurchase Rights.

The percent of the Option on which the Company or Jupiter has a Repurchase Right in the cases of termination without Cause and Resignation is as follows:

   Anniversary from Closing                 Repurchase Percentage
   ------------------------                 ---------------------
   Before 1st anniversary                           100%
   Between 1st and 2nd  anniversary                  80%
   Between 2nd and 3rd anniversary                   60%
   Between 3rd and 4th anniversary                   40%
   Between 4th and 5th anniversary                   20%
   After 5th anniversary                              0%

If you are terminated for Cause or breache any Non-Compete agreement you may have with the Company, the Repurchase Percentage shall be 100% (excluding Shares previously sold in compliance with the various provision of this agreement) until the fifth anniversary of thc Jupiter Merger.

The exercise of the Repurchase Right by either the Company or Jupiter will not be subject to any Tag-Along or similar provision.

The Repurchase Rights shall terminate upon a Change in Control.

Repurchase Rights shall not apply to Option Shares previously sold subject to the Tag-Along, Drag-Along or Piggyback provisions.

The Repurchase Rights will not apply to Common Stock owned by the Optionee prior to the Jupiter Merger.

Tag-Along Rights. In private transactions between Jupiter and third parties, you shall have the right to sell a proportional number of Option Shares on the same terms and conditions which Jupiter is selling its Jupiter Shares. In public transactions, the Piggyback Registration provisions apply. Jupiter has similar tag-along rights when Optionee is eligible and proceeds to sell the Option Shares in a non-public transaction.

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Drag-Along Rights. At any time that Jupiter has agreed to sell Jupiter Shares to any person, Jupiter shall be entitled to require all other holders to sell an equivalent portion of their Option Shares and Options in the transaction.

Please sign the copy of this page and the copy of the attached schedule and return them to me for my records.

If you have any questions regarding the options or the plan modifications, please let me know.

Sincerely,


J. Robert Wren, Jr.

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                     Schedule of Options and Exercise Price

                                       For

                                Mr. Option Holder

Options to acquire one share of PCA Common Stock for each option = ___________

Exercise price (before any adjustment, if any) = $8.00 per share


PCA International, Inc.


By:____________________________
    J. Robert Wren, Jr.
    Executive Vice President, General Counsel
         and Secretay

--------------------------------
Mr. Option Holder